As filed with the Securities and Exchange Commission on August 21, 1997.

                                                             File No. 33-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               __________________-

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               __________________

                           HEALTH PROFESSIONALS, INC.
               (Exact name of issuer as specified in its charter)

            Delaware                                         11-3076108
  (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

      2601 East Oakland Park Blvd.
             3rd Floor
      Fort Lauderdale, Florida                                 33306
(Address of principal executive offices)                     (Zip Code)

                               __________________


                                 AGREEMENT WITH
                    INTERNATIONAL CORPORATE DEVELOPMENT, INC.
                                       and
                            CONSULTING AGREEMENT WITH
                              JIM TILTON & COMPANY

                    -----------------------------------------
                            (Full title of the plan)
                               __________________

                            William Reiter, President
                          2601 East Oakland Park Blvd.
                                    3rd Floor
                         Fort Lauderdale, Florida 33306
                          Telephone No.: (954) 766-2552
                     (Name and address of agent for service)

                                    Copy to:

                            Charles B. Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                 (954) 763-1200

================================================================================
                         CALCULATION OF REGISTRATION FEE
================================================================================
                                       Proposed    Proposed
                                       maximum     maximum
                                       offering    aggregate    Amount of
Title of securities   Amount to be     price per   offering   registration
 to be registered     registered(1)    share(1)    price(1)      fee (1)
================================================================================

Common Stock
($.02 par value)      375,000 shares    $0.75      $281,250      $85.23

================================================================================

(1) Pursuant to Rule 457(h), the maximum offering price was calculated based upon the closing price of the Company's Common Stock on the American Stock Exchange on August 15, 1997.

                          HEALTH PROFESSIONALS, INC.

        CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K



            Form S-8 Item Number
                and Caption                         Caption in Prospectus
            --------------------                    ---------------------

 1.   Forepart of Registration State-               Facing Page of Registration
      ment and Outside Front Cover                  Statement and Cover Page of
      Page of Prospectus                            Prospectus

 2.   Inside Front and Outside Back                 Inside Cover Page of Pro-
      Cover Pages of Prospectus                     spectus and Outside Cover
                                                    Page of Prospectus

 3.   Summary Information, Risk Fac-                Not Applicable
      tors and Ratio of Earnings to
      Fixed Charges

 4.   Use of Proceeds                               Not Applicable

 5.   Determination of Offering Price               Not Applicable

 6.   Dilution                                      Not Applicable

 7.   Selling Security Holders                      Sales by Selling Security
                                                    Holders

 8.   Plan of Distribution                          Cover Page of Prospectus
                                                    and Sales by Selling
                                                    Security Holders

 9.   Description of Securities to be               Description of Securities;
      Registered                                    Consulting Agreements

10.   Interests of Named Experts and                Legal Matters
      Counsel

11.   Material Changes                              Not Applicable

12.   Incorporation of Certain Infor-               Incorporation of Certain
      mation by Reference                           Documents by Reference

13.   Disclosure of Commission Posi-                Indemnification of Direc-
      tion on Indemnification for                   tors and Officers; Under-
      Securities Act Liabilities                    takings

PROSPECTUS
                          HEALTH PROFESSIONALS, INC.

                        375,000 Shares of Common Stock
                               ($.02 par value)

                              Issued Pursuant to
                   the Company's Consulting Agreement with
                  International Corporate Development, Inc.
              and Consulting Agreement with Jim Tilton & Company

      This Prospectus is part of a Registration Statement which registers an aggregate of 375,000 shares of Common Stock, $.02 par value (such shares being referred to as the "Shares"), of Health Professionals, Inc. (the "Company" or "HPI") which have been issued to (i) International Corporate Development, Inc. ("ICD"), a consultant to the Company pursuant to a written Agreement dated July 7, 1997 (the "ICD Consulting Agreement"), providing for the issuance of 300,000 Shares; and (ii) Jim Tilton & Company ("Tilton"), a consultant to the Company, pursuant to a written Consulting Agreement dated August 5, 1997 (the "Tilton Consulting Agreement"), providing for the issuance of 75,000 Shares. Tilton is owned by Jim Tilton and ICD is owned by Donald S. Whitlock. ICD and Tilton may be sometimes referred to as the "Consultants" and the ICD Consulting Agreement and the Tilton Consulting Agreement may be referred to as the "Consulting Agreements." In addition, the Consultants, in their capacity as selling shareholders, may sometimes hereafter be collectively referred to as the "Selling Security Holders." All of the Shares are being or have been issued pursuant to written consulting agreements.

        The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales. The Shares are subject to listing on The American Stock Exchange.

      No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                              ___________________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ___________________

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

               The date of this Prospectus is ___________, 1997.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the American Stock Exchange under the symbol "HPI."

      The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 375,000 Shares of the Company's Common Stock, to be issued to Consultants of the Company pursuant to written Consulting Agreements of HPI. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the Shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

      2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996.

      3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

      4. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.

      5. All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Health Professionals, Inc., 2601 East Oakland Park Boulevard, 3rd Floor, Fort Lauderdale, Florida 33306.


                                   THE COMPANY

      The Company was formed pursuant to the laws of the State of New York in 1975 under the name Health Extension Services, Inc. In fiscal 1986, following the merger of its primary operating subsidiary into itself, the Company changed its name to Professional Care, Inc. ("PCI"). On November 25, 1991, the shareholders of the Company approved a merger and restructuring whereby each share of PCI common stock was exchanged for a share of common stock of Health Professionals, Inc. ("HPI"), a Delaware corporation formed on August 12, 1991 for the purpose of the restructuring. PCI became a wholly-owned subsidiary of HPI, and the existing subsidiaries of PCI also became subsidiaries of HPI. HPI and late subsidiaries (and any subsidiaries of such subsidiaries) are sometimes hereinafter collectively referred to as the "Company." The executive offices of the Company are located at 2601 East Oakland Park Boulevard, 3rd Floor, Fort Lauderdale, Florida 33306. The Company's telephone number is (954) 766-2552.

      In December, 1991, the Company acquired 100% of Center for Special Immunology, Inc. ("CSI") and its subsidiaries which have since become the primary operating businesses of the Company. CSI, owns and operates an integrated health care delivery and clinical research system that includes a multi-state network, operating in 8 states, of primary care and clinical research facilities specializing in immune system disorders, consisting primarily of HIV, AIDS and Chronic Fatigue Immune Dysfunction Syndrome (CFIDS). The network also conducts multi-center trials in cooperation with biotechnology and pharmaceutical companies. CSI was founded in 1986 by William M. Reiter, M.D., FACP, and Paul J. Cimoch, M.D., FACP, who are both internationally recognized research physicians. Dr. Reiter is currently Chairman of the Board, President and Chief Executive Officer of the Company and Dr. Cimoch is an officer of CSI.

      The Company and its subsidiary, CSI, were the subject of a number of adverse newspaper articles commencing in May 1993. The source of certain of these negative articles was a former shareholder/employee of CSI who had been attempting to gain a financial settlement from the Company. The former shareholder/employee, who had no responsibilities for medical or research activities during his employment, contacted the Food and Drug Administration
(FDA) in 1993 and alleged that a CSI affiliated medical practice falsified data in a 1989 study, two years prior to CSI's acquisition by the Company. The FDA concluded its inquiry into this matter during 1994 and issued a warning letter to communicate their findings. Certain deficiencies in record-keeping practices were noted in the warning letter which have been corrected and the Company has begun receiving new contracts to perform FDA studies. The Company believes that this adverse publicity had the impact of causing a decline in patient flow and temporarily halted the procurement of new clinical trials contracts and caused a decrease in the price of the Company's Common Stock, all both of which limited the availability of the capital required to add new facilities and diverted management's attentions towards defending the Company.

      A.    CONTINUING OPERATIONS
            ---------------------

      General
      -------

      CSI owns and operates an integrated health care delivery and clinical research system that includes a multi-state network of primary care and clinical research facilities specializing in immune system disorders consisting primarily of HIV, AIDS and CFIDS. The network also conducts multi-center clinical trials in cooperation with biotechnology and pharmaceutical companies. The Company became engaged in this health care delivery and research business in December 1991, when it acquired all of the stock of CSI. CSI was founded in 1986 by William M. Reiter, MD, FACP and Paul J. Cimoch, MD, FACP, internationally recognized research physicians.

      Historical  outcomes  analysis  has  demonstrated  that the  course of HIV disease can be profoundly and positively altered by the use of early intervention strategies and by preventive treatment directed against opportunistic infections. Through its efforts in research and practical application, CSI has developed protocols for the treatment of HIV patients. These protocols specify the treatments and therapies to be provided to HIV patients, depending on the stage of the disease as determined by a multi-parametric evaluation of clinical status, viral activity and immunologic function. Treatment of HIV patients at CSI facilities by their affiliated physicians is offered in accordance with these protocols. CSI has also developed research protocols which govern the processes and record keeping practices to be followed in specified studies performed by CSI. These studies may be undertaken at CSI's initiative or in conjunction with a separate organization (e.g., a pharmaceutical company), which would typically finance the study and pay certain fees to CSI in return for conducting its portion of the clinical trial.

      CFIDS is believed to result from a genetic failing occurring in the immune response genes. This defect, when coupled with certain viral infections or other activating factors, leads to a state of chronic immune activation, which causes a variety of symptoms, including profound fatigue. CSI has developed treatment protocols for chronic fatigue patients, the goal of which is to rebalance the immune system or otherwise alleviate symptoms.

      Services provided by CSI (including its CSI Clinical Laboratories, Inc., and CSI Therapeutics, Inc., CSI Clinical Trials, Inc. and CSI Managed Care, Inc. subsidiaries) have accounted for all of the Company's operating revenues from continuing operations since the Company acquired CSI. After acquiring CSI and its two (2) operating facilities, the Company has opened three (3) new facilities and has entered into independent affiliation agreements with an additional thirteen (13) facilities.

      Organization and Operation
      --------------------------

      The Company through CSI owns and operates 5 facilities located in Fort Lauderdale, Florida; Miami, Florida; Chicago, Illinois; Irvine, California and Los Angeles, California. CSI Clinical Laboratories, Inc. ("CSI Clinical
Laboratories") is a licensed clinical laboratory that currently provides services exclusively to CSI's clinical facilities. CSI Therapeutics, Inc. ("CSI Therapeutics") provides pharmaceutical distribution, home care and infusion care in connection with the operation of CSI's facilities. CSI Clinical Trials, Inc. ("CSI Clinical Trials") conducts multi-center clinical trials for biotechnology and pharmaceutical companies as well as its own internally developed treatment protocols. CSI Managed Care, Inc. ("CSI Managed Care") markets and administrates managed care contracts with third party payors, including preferred provider organizations, health maintenance organizations and self insured organizations.

      Each of the five (5) Company-owned facilities is owned by a wholly-owned subsidiary of CSI. A medical professional association (the "PA") enters into an

Independent Practice Affiliation Agreement (IPAA) with CSI to utilize the facility in order to provide care to its patients with immunological and related diseases.

      Support Services
      ----------------

      In addition to providing and updating treatment and research protocols, CSI also offers other support services to its facilities. These currently include laboratory, pharmaceutical distribution, home care, out-patient infusion services, clinical trial services and a managed care network.

      1. LABORATORY SERVICES: CSI Clinical Laboratories is a licensed clinical laboratory, operated to research standards. It currently provides services exclusively to CSI clinical facilities and CSI's Privately Owned Facility Independent Practice Affiliates. The laboratory specializes in hematology, immunogenetics and diagnostic immunology; with particular expertise in flow cytometery and immunoassay. General laboratory work is provided by a sub-contract with a national reference laboratory. Laboratory result reporting from all sources is through CSI's integrated information technologies system. All information is archived in relational data bases, enabling customized clinical presentation and post hoc research analysis.

      2. THERAPEUTIC SERVICES: CSI Therapeutics is the umbrella subsidiary for pharmaceutical distribution, home care and infusion care. Parenteral pharmaceutical distribution is made to PA's for in office use of injectable medications by the PA. Oral pharmaceutical distribution is made to PA's for dispensing by the PA in accordance with applicable regulation. Home health care and out-patient infusion care is available to patients of the PA through CSI, primarily via a national sub-contract arrangements with an unaffiliated home health care companies.

      3. CSI CLINICAL TRIALS: CSI's Clinical Trials Division is responsible for protocol review, budget development and presentation to the clinical network of all Clinical Trials conducted for biotechnical or pharmaceutical companies or CSI's internally developed protocols. Research physicians and protocol specialists in the Clinical Trials Division oversee study initiation, quality assurance, administrative and regulatory matters. All source documentation from study sites utilizing CSI's Affiliated Physicians Network will be captured on CSI Information Technologies System clinical and research templates. Data will be monitored centrally, automatically extracted to study case report forms and transferred to sponsors for interim analysis.

            Manual transcription of data from source documents to case report forms and to the sponsor's computer data bases will be obviated. All information will be transformed into electronic records, with security standards making them acceptable for submission to governmental regulatory agencies.

      4. CSI MANAGED CARE: CSI Managed Care, Inc. markets and administers discounted fee for service relationships with third party insurers, preferred provider organizations, health maintenance organizations and self insured organizations. Once negotiated, the contracts are made available to CSI's Independent Affiliated Physicians Network whose physicians have the opportunity to accept or decline the contract. Once it has accepted a contract, the Affiliate agrees to honor the fee structure throughout its term. In addition, CSI Managed Care, Inc. has entered into a Data Management Analysis and Royalty Agreement with CHOE, a wholly-owned subsidiary of the Bristol-Myers Squibb Company under which CSI has received $350,000 of income for the sale of its historical data on treatment outcomes for various treatment protocols. CSI Managed Care intends to develop capitated care programs which can be marketed independently or in conjunction with pharmaceutical and other service providers.

      Marketing
      ---------

      CSI targets its marketing efforts to a number of audiences, including third party payors, prospective patients, physicians, and pharmaceutical and biotechnology companies. Marketing to prospective patients is primarily in the form of media advertising and seminars conducted for appropriate consumer groups. CSI maintains its presence among physicians through articles in trade journals written by CSI physicians as well as through presentations at domestic and international conventions. Currently, CSI estimates that new patients are generated equally from three sources: media advertising, physician referrals and word-of-mouth referrals from current patients.

      CSI continues to direct its marketing efforts to address third party insurance companies, preferred provider organizations, health maintenance organizations, and self-insured companies including the negotiation of managed care contracts with some of these groups.

      In addition to the above, the Company also markets its services to pharmaceutical and biotechnology companies in an effort to generate additional revenues by performing research studies for those companies. Marketing efforts in this area consist primarily of meetings with executives of such companies where CSI marketing personnel can demonstrate that due to its large patient base as well as the successful completion of similar studies in the past, CSI is well suited to perform studies required by health care companies to obtain governmental approval for new drugs or other therapies geared toward patients with immunological and related diseases.

      The Company's strategy is to expand its clinical network through affiliation with established physician practices, to actively pursue clinical research studies and to contract with managed care companies and self-insured employers. The Company feels that this approach offers long term strategic advantages to facilitate growth as the market for immunologic research and treatment continues to rapidly expand.

Agreement with ICD

      On July 7, 1997, the Company entered into a Consulting Agreement with ICD, pursuant to which the Company agreed to pay ICD a fee of (i) 300,000 shares of the Company's Common Stock, payable upon the signing of the Agreement; (ii) $165,000 worth of free trading Common Stock of the Company based on the current market price at the end of the 45th day from the date of the Agreement, or, in the event the stock price is less than $1.00 per share at the end of the 45th day, then ICD shall receive 165,000 shares of Common Stock of the Company; and
(iii) $165,000 worth of free trading Common Stock of the Company based on the current market price at the end of the 90th day from the date of the Agreement, or, in the event the stock price at the end of the 90th day shall be less than $1.50, then ICD shall receive 110,000 shares of Common Stock of the Company. The term of the Agreement will be five (5) months, unless sooner terminated as provided therein.

      In particular, ICD shall provide the following enumerated services: (i) implementation of short term and long term business and financial planning in order to fully develop HPI's assets, resources and services; (ii) implementation of a marketing program to assist HPI in broadening the worldwide markets for its business and services and to promote its image worldwide; (iii) assist HPI in monitoring the services rendered by its outside consultants and contractors;
(iv) advise HPI relative to the continued development of a stockholder relations program; and (v) advise and assist HPI in identifying, evaluating and structuring business combinations.

Consulting Agreement with Tilton

      On August 5, 1997, the Company entered into a Consulting Agreement with Tilton, pursuant to which the Company agreed to issue (1) 25,000 shares of the Company's Common Stock; (2)warrants to purchase and additional 25,000 shares of the Company's Common Stock at $1.50 per share for consulting services to be provided to the Company over an anticipated one-year period commencing on the date of the Agreement, unless sooner terminated as provided therein.

      In particular, Tilton shall provide the following enumerated services: (i) implementation of short term and long term business and financial planning in order to fully develop the Company's assets, resources and services, particularly as such relate to the National and International Financial Community; (ii) implementation of a marketing program to assist the Company in broadening the worldwide markets for its business and services and to promote its image worldwide; (iii) assist the Company in monitoring the services rendered by its outside consultants and contractors; (iv) advise the Company relative to the continued development of a stockholder relations program; (v) assist the Company in developing programs and resources to enable and enhance its capacities to secure regulatory approvals on a worldwide basis; and (vi) advise and assist the Company in identifying, evaluating and structuring business combinations.

Federal Income Tax Effects

      The following discussion applies to the stock issued under the Consulting and Compensation Agreements and is based on federal income tax laws and regulations in effect on March 31, 1997. In connection with the issuance of stock as compensation payable under the Agreements, these must be included in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which the Consultant's beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights are treated as transferable if and when they can sell, assign, pledge or otherwise transfer any interest in the stock to any person.

Restrictions Under Securities Laws

      The sale of any Shares of stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                       SALES BY SELLING SECURITY HOLDERS

      The following table sets forth the name of the Selling Security Holders, the amount of Shares of Common Stock held directly or indirectly, the maximum amount of Shares of Common Stock to be offered by the Selling Security Holders, the amount of Common Stock to be owned by the Selling Security Holders following sale of such Shares of Common Stock and the percentage of Shares of Common Stock to be owned by the Selling Security Holders following completion of such offering (based on 5,496,319 Shares of Common Stock of the Company outstanding at August 5, 1997).

                                                   Shares to be
Name of Selling           Number of   Shares to    Owned After    Percentage to be
Security Holder         Shares Owned  be Offered    Offering    Owned After Offering
---------------         ------------  ----------    --------   --------------------
International Corporate
Development, Inc.         300,000      300,000        -0-              ---

Jim Tilton & Company       75,000       75,000        -0-              ---


                           DESCRIPTION OF SECURITIES

COMMON STOCK

      The Company is authorized by its Certificate of Incorporation to issue 25,000,000 Shares of Common Stock, par value $.02 per Share, of which 5,496,319 were outstanding as of August 5, 1997. The holders of the Company's Common Stock are entitled to receive dividends at such time and in such amounts as may be determined by the Company's Board of Directors, and upon liquidation are entitled to share ratably in the assets of the Company remaining after the payment of all debts and other liabilities.

      All Shares of the Company Common Stock have equal voting rights, each Share being entitled to one vote per Share for the election of Directors and for all other purposes. Holders of such Common Stock are not entitled to any preemptive rights to purchase or subscribe for any of the Company's securities. All of the Company's Common Stock which are issued and outstanding are fully paid and non-assessable. Stockholders do not have cumulative voting rights, which means that the holders of more than 50% of the Shares voting for the election of Directors are able to elect 100% of the Company's Directors.

      It is not contemplated that any dividends will be paid on the Common Stock, and the future ability to pay dividends will be dependent upon the success of the Company's operations and the decision by its management at that time.

PREFERRED STOCK

      The Company is authorized to issue 100,000 shares of Preferred Stock, par value $1.00 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. No shares of the Company's Preferred Stock were outstanding as of the date hereof.

AMEX

      The Company's Common Stock is traded on the AMEX under the symbol "HPI."

TRANSFER AGENT

      The Company's Transfer Agent is Registrar and Transfer Co., 10 Commerce Drive, Cranford, New Jersey.

                                     EXPERTS

      The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding the Company's ability to continue as a going concern, incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          PRICE RANGE OF COMMON STOCK

      The Company's Common Stock is traded on AMEX under the symbol "HPI." The Company's Common Stock was suspended from trading on the AMEX from February 17, 1995 to September 29, 1995 and during such period traded on the over-the-counter market. The following table sets forth the range of high and low closing sales or high bid and high asked price quotations for the Common Stock for the periods indicated.

                                                          Common Stock
                                                       High         Low
                                                       ----         ---
Fiscal Year
-----------
1994
      1st Quarter.................................      15.625      5.225
      2nd Quarter.................................      13          6.875
      3rd Quarter.................................      10          5
      4th Quarter.................................      13          5.225
1995
      1st Quarter.................................       7.50       3.125
      2nd Quarter.................................       4.375       .625
      3rd Quarter.................................       6.250       .938
      4th Quarter.................................       7.50       1.875

                                                           Common Stock
                                                        High         Low
                                                        ----         ---
Fiscal Year
-----------
1996
      1st Quarter.................................       5.         1.875
      2nd Quarter.................................       5.         1.875
      3rd Quarter.................................       5.25       1.875
      4th Quarter.................................       4.25       2.563
1997
      1st Quarter.................................       3.375      1.375
      2nd Quarter.................................       1.5         .875
      3rd Quarter.................................        .6875      .625
      4th Quarter through August 19, 1997.........        .625       .875


      The Company has not paid any cash dividends on its Common Stock. For the foreseeable future, the Company anticipates that any earnings that may be generated from operations will be used to finance the growth of the Company.

                                  LEGAL MATTERS

      Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Special Counsel for the Company, Fort Lauderdale, Florida.

                                 INDEMNIFICATION

      Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the state of incorporation of the Company, the Certificate of Incorporation of the Company, eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

      The Certificate of Incorporation and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL. Section 145 of the GCL of the State of Delaware generally authorizes indemnification by a corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

      If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

      The  Company  does  not  maintain   directors'  and  officers'   liability
insurance.

      The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officer of Company under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference
-------     ---------------------------------------

      The documents listed in (a) through (b) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

            (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

            (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996.

            (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31,1997.

            (d) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30,1997.

            (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

            (f) The description of the Common Stock of the Company which is contained in a Registration Statement dated December 19, 1991, on the Form 8-B (Reg. No. 1-10966) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.     Description of Securities
-------     -------------------------

      A description of the Company's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.     Interests of Named Experts and Counsel
-------     --------------------------------------

      Not Applicable.

Item 6.     Indemnification of Directors and Officers
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      Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the state of incorporation of the Company, the Certificate of Incorporation of the Company, eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.
                                      i

      The Certificate of Incorporation and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL. Section 145 of the GCL of the State of Delaware generally authorizes indemnification by a corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

      If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

      The  Company  does  not  maintain   directors'  and  officers'   liability
insurance.

      The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officer of Company under the Securities Act of 1933.

Item 7.     Exemption from Registration Claimed
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      Inasmuch as the Consultants who received the Shares of the Company were knowledgeable, sophisticated and had access to comprehensive information relevant to the Company, such transactions were undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such issuance, the Consultants were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Company except upon sale of the underlying Shares of Common Stock pursuant to a registration statement.

Item 8.     Exhibits
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Exhibit                 Description
-------                 -----------

(4)(a)      Agreement with International Corporate Development, Inc.

(4)(b)      Consulting Agreement with Jim Tilton & Company

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of securities pursuant to the above Agreements

(23.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(23.2)      Consent of independent certified public accountants

Item 9.     Undertakings

      (1)   The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale and the State of Florida, on the ___ day of August, 1997.

                                    HEALTH PROFESSIONAL, INC.



                                    By:
                                       -----------------------------------------
                                       William Reiter
                                       Chairman of the Board, President
                                       and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Title                         Date
     ---------                     -----                         ----

                            Chairman of the Board,
                            President and Chief
/s/ William Reiter          Executive Officer
----------------------      (Principal Executive
William Reiter              Officer)                        August 20, 1997

/s/ Gary Cedeno
----------------------      Principal Financial
Gary Cedeno                 Officer                         August 20, 1997

/s/ Fred Roa
----------------------      Director
Fred Roa                                                    August 20, 1997

/s/ John Marsh
----------------------      Director                        August 20, 1997
John Marsh

/s/ Paul J. Cimoch
----------------------      Director
Paul J. Cimoch                                              August 20, 1997